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                                                                   EXHIBIT 10.18



                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, LLC
                          AND EDUDATA CORPORATION (D&M)

                                       AND

                               MACANA, INC. D/B/A
                        FLORIDA DENTAL AND MEDICAL SUPPLY

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                              DISTRIBUTOR AGREEMENT
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THIS AGREEMENT is made this 19 day of September 1996

BETWEEN

     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, L.L.C.
     AND EDUDATA CORPORATION (D&M)
     200 N.Westlake Boulevard
     Suite 202
     Westlake Village, California 91362
     U.S.A.

AND

     MACANA, INC. D/B/A
     FLORIDA DENTAL AND MEDICAL SUPPLY ("DISTRIBUTOR")
     300 Biscayne Boulevard Way
     Miami, Florida 33131

INTRODUCTION

A. D&M manufactures and markets a range of hardware and associated software having applications in dentistry and other areas.

B. D&M is desirous of (i) having Distributor as a distributor of its products in the territory described herein, and (ii) authorizing Distributor to contract with any sub-distributors and dealers that Distributor so desires for the territories herein described and under the terms and conditions herein described.

C. Distributor is desirous of marketing, selling, and supporting the sale of D&M'S products in the territory and represents that it possesses the ability to promote and sell the product.

1.   Preliminary

     1.1  DEFINITIONS

          "D&M" means Dental/Medical Diagnostic Systems, L.L.C. and Edudata Corporation.

          "The Distributor" means Macana, Inc. d/b/a Florida Dental and Medical Supply.

          "Products" means the products listed by D&M in Appendix "A", particularly the TeliCam Intraoral Camera and D&M's full range of software.




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          "Territory" shall mean the countries and areas listed in Appendix "B".

     1.2  COMMENCEMENT

          This Agreement shall commence on the 19th day of September 1996.

     1.3  TERM

          (a) This Agreement shall continue for a term of five (5) years and shall be automatically renewed for an unlimited number of additional one (1) year terms unless either party provides written notice ("Termination Notice") to the other, not less than sixty (60) days prior to the expiration of any term, that such party does not desire the automatic renewal thereof.

          (b)  If D&M fails to renew this Agreement at any time pursuant to
               Section 1.3(a), for any reason other than Distributor's failure to meet the minimum quota (as required by Section 3.2), D&M shall: (i) purchase all of the Distributor's inventory of Products then held by Distributor at a price equal to the Distributor's cost thereof (including shipping and handling costs); and (ii) pay Distributor, in consideration for the goodwill developed by Distributor in the Territory for the Products, an amount equal to: 30% of the annual gross sales of Products by Distributor in the Territory during the one year period ending on the date of D&M's Termination Notice, multiplied by the number of years (or portions thereof) that Distributor has served as a distributor hereunder. The aforesaid purchase and payment shall be made at Distributor's offices on a date (the "Closing") to be mutually selected by the parties, but which shall in no event be more than sixty (60) days after the date of D&M's Termination Notice. The sums due Distributor hereunder shall be payable in U.S. Dollars, by cashier's checks or wire transfer on the date of Closing. In the event D&M pays the aforesaid sums to Distributor as provided herein, D&M shall be free to produce, sell or distribute the Products in the Territory after the Closing, or grant exclusive licenses to others to conduct the foregoing, notwithstanding the restrictions contained in this Agreement.

2.   APPOINTMENT

     2.1 D&M hereby appoints the Distributor as its exclusive distributor of the Products in the Territory.




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     2.2  In addition, Distributor shall have the non-exclusive right to distribute the Products in all other areas in South and Central America, and the Caribbean, where D&M has not awarded an exclusive distributorship to others. As of the date hereof, D&M has awarded exclusive distributorships, to persons other than the Distributor, in the areas listed on Appendix "C" hereto. As and when other exclusive distributorships are awarded after the date hereof, D&M shall provide written notice thereof to Distributor and Distributor's non-exclusive rights shall cease as to such areas.

     2.3 Distributor may sell Products to persons or entities residing or based in the Territory, or in any area where Distributor may sell Products pursuant to Section 2.2, while such persons or entities, or their representatives, are in the United States.

     2.4 D&M hereby licenses and authorizes Distributor to use D&M'S trademarks, trade names and other proprietary rights in connection with the sale of the Products.

3.   DISTRIBUTOR'S OBLIGATIONS

     3.1 The Distributor shall promote and develop sales of the Products in the Territory upon such terms and conditions as it shall determine from time to time.

     3.2 (a) The Distributor shall sell the number of TeliCam Intra0ral Cameras (the "Cameras") in the Territory set forth in Appendix "D" hereto. During any renewal term, the minimum quota shall remain fixed at the minimum amount in effect during the fifth year of the original term hereof. If Distributor exceeds the minimum quota in any quarter or year, the excess can be carried forward to meet the minimum quota in future periods.

          (b) In the event that the Distributor fails to satisfy the minimum quota set forth above for any year, and such failure is not caused by any breach or default by D&M hereunder, D&M shall have the right to terminate this Agreement, if after giving notice of its intent in writing to the Distributor, the Distributor fails to rectify any shortfall within ninety (90) days from the time that such notice is given. If the minimum quota is met D&M cannot terminate this Agreement.

          (c) No minimum quotas are established under this Agreement for software or any other items.

          (d) If D&M introduces any updated, improved or enhanced version of the Camera, or any equipment designed or intended to perform the same function (the "New Camera"), Distributor shall be entitled to meet the



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              minimum quota through combined sales of the Cameras and any New
              Cameras.

     3.3 The Distributor shall maintain in the Territory, adequate facilities and sales personnel to undertake its obligations under this Agreement, as shall its sub-distributors. In addition, Distributor shall maintain, in Brazil, a showroom, a customer service telephone number, and the facilities and personnel necessary to perform minor repairs to the Product, and install Products and train customers in the Product's use. Such facilities shall, subject to reasonable prior notice, be available for inspection by D&M.

4.   D&M'S OBLIGATIONS

     4.1 D&M shall sell to the Distributor during the term of this Agreement the Products described in Appendix "A".

     4.2 D&M shall make available, at its cost, to the Distributor such films, video tapes, brochures, marketing, use and training material, samples, etc., as it shall have available from time to time and which may assist the Distributor in the promotion, sales, maintenance, service and repair of the Products.

     4.3 D&M shall fill and ship all the Distributor's purchase orders within 30 days after receipt of same. Promptly after receipt of any order, D&M shall telecopy to Distributor a confirmation thereof together with a delivery date for the Product (which delivery shall in all events be within the 30 days required by this Section).

     4.4 D&M shall defend and indemnify the Distributor against any patent, copyright or trademark, trade secret, or similar violation or alleged violation and hold the Distributor harmless and defend the Distributor against any associated claims, liabilities and costs, including but not limited to attorney's fees.

     4.5 All products supplied by D&M must meet the standards and requirements of the country into which the Products will be ultimately sold by the Distributor.

     4.6 D&M will repair or replace, at its expense, any Product or Covered Component thereof (defined below) which is defective or which malfunctions or fails to perform in accordance with product specifications, under normal use and maintenance, at any time within fifteen (15) months after delivery of the Product to Distributor's customer (but in no event more than 18 months after D&M'S delivery of the product to Distributor). This warranty extends to Distributor and its customers. The "Covered Components" which are subject to the warranty are: the hand piece and chip (CCD) and software (CCU) contained therein, the light box, and the fiber optic cable.



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     4.7  D&M will indemnify, defend and hold Distributor harmless from and against any loss, liability or expense, including without limitation attorney's fees, arising or resulting from any defect in or malfunction of the Products. D&M shall cause Distributor to be added as a co-insured party in D&M'S products liability insurance policy and shall provide evidence of such coverage to Distributor upon reasonable request therefor. D&M'S obligations under this Section 4.7, and Sections 4.4 and 4.6, shall remain in effect after any termination of this Agreement.

     4.8 D&M will not, directly or indirectly, sell any Products to any person or in any area when D&M has reason to believe that the Products are being sold or resold, directly or indirectly, into the Territory. If D&M learns of any sale into the Territory by a distributor or dealer other than Distributor, D&M shall exercise all rights and remedies it may have against such distributor or dealer, or its suppliers, under applicable contracts or law, to prevent such sale and/or recover damages therefor.

5.   PRICE AND PAYMENT.

     5.1 The Distributor shall pay to D&M the sum of two thousand and five hundred dollars ($2,500 U.S.) per TeliCam. IntraOral Camera purchased pursuant to this Agreement

     5.2 D&M shall provide current price lists to the Distributor but may change the prices for any of its Products upon sixty (60) days prior written notice, provided that any change will not affect any orders placed by the Distributor during such 60-day period.

     5.3 The Distributor shall pay for Products (other than software) by letter of credit, telegraphic transfer of the purchase money at the time of the order, credit card or other method acceptable to D&M.

     5.4 All prices quoted and payments made shall be in the currency of the United States of America.

     5.5 Should D&M or any associated companies develop new products not listed in Appendix "A", or any enhanced or improved versions of such Product, Distributor will have a right of first refusal to become the exclusive Distributor of such products in the Territory, on substantially the same terms as are set forth herein for the Products.

     5.6 Prices offered to the Distributor shall be no greater than the price offered by D&M and its related companies to others selling similar volumes of Product.







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          Without limiting the generality of the foregoing, D&M shall provide
          Distributor discounts, rebates and other incentives which are no less favorable to Distributor than those provided by D&M and its affiliated companies to others selling similar volumes of Product.

6.   MISCELLANEOUS

     6.1 The Distributor shall be entitled to assign this Agreement and appoint sub-distributors, and agents to assist with the promotion and sales of the Products in the Territory, subject to D&M'S approval (such approval not to be unreasonably withheld).

     6.2 Any notice or communication required or permitted hereunder shall be deemed to be properly given when forwarded by prepaid certified mail (return receipt requested), or by overnight courier service, to the other party at the address shown herein.

     6.3 This Agreement does not constitute the Distributor as an agent or legal representative of D&M.

     6.4 This Agreement shall be binding upon and applicable to D&M and any and all subsidiaries or related or controlled affiliates of D&M, and their successors and assigns.

     6.5 D&M shall not contact for the purpose of soliciting sales, and shall not directly or indirectly utilize the services of, any sub-distributors, dealers, employees or customers of Distributor. This covenant shall remain in effect during the term of this Agreement and, subject to Section 13(b) hereof, for one year after any termination.

     6.6 This Agreement shall be governed by and subject to the laws of the State of California. In the event of any litigation between the parties to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs from the other party.

     6.7 If any covenant contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.





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

     6.8 The rights and obligations of the parties arising out of this Agreement will be strictly observed by each of them except to the extent that they or any of them is actually prevented from fulfilling its obligations hereunder by events of force majeure (confirmed to the parties' reasonable satisfaction) which, without limiting the generality of that term, shall include acts of God, strikes, tempest, flood, storm, or acts of war or terrorism which prevent sales, delivery, transportation, shipment, or loading or unloading of the Products or any consignment thereof.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first herein above written.

Attest:                                Dental/Medical Diagnostic Systems, LLC
                                       and Edudata Corporation

-------------------------------        ---------------------------------------
                                       By Robert H. Gurevitch
                                       Title:
                                             ---------------------------------

Attest:                                MACANA, INC.

?????????????????                      /s/    James Babbi
-------------------------------        ---------------------------------------
                                       By     James Babbi
                                       Title: Vice President



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                                  APPENDIX "A"

                                   "Products"

          TeliCam IntraOral Camera System consisting of camera, handpiece, illumination system and lens.





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                                  APPENDIX "B"

                                   "Territory"




                                     Brazil

                                       and

                                    Paraguay




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

                                  APPENDIX "D"

                              Minimum Sales Volume


                           1st year        2nd year       3-5th year
                           --------        --------       ----------
First Quarter                  25              40               50

Second Quarter                 25              45               50

Third Quarter                  30              50               50

Fourth Quarter                 35              50               50





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